Exhibit 99.1

February 20, 2020

Press Release

Kentucky Bank Parent Company Announces Dividend Increase

Paris, Kentucky - Kentucky Bancshares, Inc., parent holding company for Kentucky Bank, announced today a 5.9% increase in the quarterly dividend to shareholders.  The payout will be 18 cents ($0.18) per share, up from 17 cents ($0.17) for the previous quarter.  This payment will be made March 31, 2020 to shareholders of record March 13, 2020.

Louis Prichard, President and Chief Executive Officer stated, “We are pleased that 2019 was another record year in earnings and assets for the Company.  Assets were $1.1 million, and earnings were $13.2 million.   This continued growth in earnings and assets should add value for our shareholders.”

Kentucky Bank is headquartered in Paris and also has offices in 11 Kentucky communities.  It ranks 14 in size among the 139 banks headquartered in the Commonwealth of Kentucky.  Shares of the parent holding company trade under the symbol of KTYB.

Contact:  Gregory J. Dawson

               Chief Financial Officer